Exhibit 10.3

January 3, 2008

John G. Cooper
c/o Discovery Laboratories, Inc.
2600 Kelly Road
Suite 100
Warrington, PA 18976

Re:	Amendment to Employment Agreement

Dear Mr. Cooper,

This amendment is attached to and made part of the Amended and Restated Employment Agreement dated as of May 4, 2006 between you and Discovery Laboratories, Inc. (as it may have been previously amended, the “Agreement”). Effective as of the date hereof the parties hereby agree that certain provisions of the Agreement are revised as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms as set forth in the Agreement.

1.    Section 2 of the Agreement is hereby amended to provide (i) that the Term of the Agreement shall continue through May 3, 2010, and (ii) that, commencing on May 4, 2010, and on each May 4th thereafter, the Term of the Agreement shall automatically be extended for one additional year, except in the event of notice as provided for therein.

2.    The first sentence of Section 6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding any provision to the contrary in any Company equity or other incentive plan or any stock option or restricted stock agreement between the Company and the Executive, all shares of stock and all options to acquire Company stock held by the Executive shall accelerate and become fully vested and, with respect to restricted stock, all restrictions shall be lifted, upon the Change of Control Date.”

3.    Section 7(b)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Within 10 days after the Date of Termination, a lump sum cash payment in an amount equal to the product of one and one-half (1.5) times the sum of (A) the Executive’s Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason) and (B) the Highest Annual Bonus;”

4.    Section 7(c)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Within 10 days after the Date of Termination, a lump sum cash payment in an amount equal to the product of two and one-half (2.5) times the sum of (A) the Executive’s Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason) and (B) the Highest Annual Bonus;”

Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect. This addendum confirms an agreement between you and the Company with respect to the subject matter hereof and is a material part of the consideration stated in the Agreement and mutual promises made in connection therewith. Please indicate your acceptance of the terms contained herein by signing both copies of this amendment, retaining one copy for your records, and forwarding the remaining copy to the Company.

DISCOVERY LABORATORIES, INC.

By:
Name: Robert J. Capetola, Ph.D.
Title: President and Chief Executive Officer

Accepted and Agreed to:

Name: John G. Cooper